328 – 550 Burrard Street, Vancouver, B.C. V6C 2B5 Tel. 604-685-8311 Fax 604-685-1682

Mr. Chris Crupi, CA

President & CFO

Paramount Gold Mining Corp.

100-237 Argyle Avenue

Ottawa, Ontario

K2P 1B8

By Email: ccrupi@paramountgold.com

September 26, 2005

Dear Mr. Crupi:

As per our recent discussions, the following are the conditions under which Sydney Resource Corp (“Sydney”), acting through and on behalf of our wholly owned Mexican subsidiary Golondrina S de RL de CV, are prepared to option the Yoquivo Property in Sonora, Mexico to Paramount Gold Mining Corp. (“Paramount”) (all figures in US dollars).

A.

On signing of this letter of intent, Paramount agrees to make a non-refundable cash payment to Sydney of U.S. $10,000, due in Sydney’s Vancouver offices, within 5 business days of signing. Said payment will provide Paramount with a 30 day, exclusive due diligence period during which time Sydney will not pursue other potential business opportunities with respect to the property and will make all property data available to Paramount for its review.

During, or at the completion of the 30 day due diligence period, Paramount may elect to enter into a formal option agreement to earn a 50% interest (first option) in the Yoquivo Property by making the following payments and meeting the following conditions:

1.

Making a cash payment to Sydney of U.S. $20,000 upon the signing of the option agreement;

2.

Issuing in favour of Sydney 150,000 common shares of Paramount upon the signing of the option agreement;

3.

Within 12 months of the date of the option agreement issuing in favour of Sydney 125,000 common shares of Paramount;

4.

Undertaking U.S. $1,000,000 in non-acquisition related property exploration expenditures within 18 months of the date of the option agreement, a minimum of US $250,000 of which would be a firm commitment to be spent during the first 6 months of the agreement;

5.

Making all of the cash payments to the underlying vendor as required under Sydney’s current agreement for the property (see following); and

6.

Maintain the property in good standing with respect to all provisions under Mexican law including the payment of annual property holding and related taxes.

Having satisfied the conditions above, within the time frames specified, Paramount will be deemed to have earned a 50% interest in the Yoquivo property.

Paramount would then have a one time option (second option), exercisable within 90 days of having exercised the first option, to earn an additional 10% interest in the Property by notifying Sydney in writing. Immediately upon notification to proceed with the second option Paramount must issue to Sydney and additional 150,000 common shares of Paramount and make a cash payment to Sydney of US $50,000. To exercise the second option Paramount will be further required to complete an additional $1,000,000 in non-acquisition related property exploration expenditures within an 18 month period commencing upon the date of notice, making all cash payments to the underlying vendor which remain to be met during this time period and keeping the property in good standing as per the provisions of the first option.

Having exercised the second option Paramount will have a third option, again exercisable within 90 days of having completed the second option, to earn an additional 15% interest in the property (for a total cumulative interest of 75%). The third option will be exercisable by issuing in favour of Sydney an additional 300,000 common shares of Paramount upon delivery of notification to proceed with the third option and delivering a bankable feasibility study to the standards acceptable by the Toronto Venture Exchange under Canadian National Instrument 43-101 within 24 months of choosing to exercise the third option and by making the payments as required to the underlying property vendor and keeping the property in good standing as per the provisions of the first option.

For your information the following payments are still pending to the underlying property vendor:

Feb. 6 2006

US $

  25,000

Aug. 10, 2006

100,000

Aug. 10, 2007

150,000

Aug. 10, 2008

200,000

Further note that, in order to exercise the option there is a payment of US$10/Au oz of proven and probable reserves as detailed in a 43-101 report on or about Aug. 10, 2009. This payment will be paid pro-rata by the parties relative to their respective interest at the time which the resource was declared.

The above is subject to the approval of the board of directors of Sydney, the approval of the underlying property vendor (such approval not to be unreasonably withheld) and acceptance of the Toronto Venture Exchange. Further it is understood that those shares issued by Paramount to Sydney will be issued with the minimum hold period and restrictions required by the exchange on which Paramount is listed at the time of issue.

If these terms are acceptable please signify by signing below and returning this to our offices for signature. We will then prepare a formal option agreement for your approval and signature. Note that the due diligence period will commence upon receipt of this letter of intent by Sydney.

Accepted on Behalf of Paramount:

Accept on Behalf of Sydney:

/S/ Chris Crupi

/S/ Malcolm Swallow

____________________________

____________________________

President & CFO

President

SYDNEY/Paramount Gold – Letter of Intent